                                                                    Exhibit 11.2


            HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

               Computation of Basic and Diluted Earnings Per Share

               for the three and nine months ended March 31, 1997

The following calculation is submitted in accordance with the Securities Act of 1934:

                                              Three months ended                     Nine months ended
                                                March 31, 1997                         March 31, 1997
                                       -----------------------------------    -----------------------------------
                                           Basic             Diluted              Basic             Diluted
                                       -------------    ------------------    -------------    ------------------
                                                        (in thousands, except per share data)
Net income                                 $1,567                $1,567           $3,613                $3,613
Dividends on preferred stock                    -                     -              (6)                   (6)
Interest and dividends on
   convertible securities,
   net of tax                                   -                     -                -                    79
                                       -------------    ------------------    -------------    ------------------
Net income available to common
   stockholders                            $1,567                $1,567           $3,607                $3.686
                                       =============    ==================    =============    ==================

Weighted average number of
   common shares outstanding
   during period                            8,678                 8,678            8,378                 8,378
Weighted average number of
   common shares subject to
   exercise under outstanding
   stock options and warrants,
   net of treasury shares assumed
   repurchased                                 -                    148               -                    148
Shares assumed issued in connection
   with conversion of convertible
   securities, as of the beginning
   of the period                               -                     -                -                    201
                                       -------------    ------------------    -------------    ------------------
Weighted average number of common
   shares outstanding                       8,678                 8,826            8,378                 8,727
                                       =============    ==================    =============    ==================
Net income per share                       $ 0.18                $ 0.18           $ 0.43                $ 0.42
                                       =============    ==================    =============    ==================